Exhibit 10.42

Amendment to Letter of Understanding Between

Corning Incorporated and Wendell P. Weeks

This amendment (the “Amendment”), dated as of February 1, 2004, is entered into between Corning Incorporated, a corporation organized under the laws of the State of New York (“Corning” or the “Company”), and Wendell P. Weeks (the “Executive”) and amends the Letter of Understanding dated April 23, 2002 (the “Letter”) originally entered into between the Company and Executive as of December 6, 2000 and as subsequently amended on February 28, 2001, May 15, 2001 and December 1, 2001.

1. Section 4(e)(ii) of the Letter is hereby amended to be 2.99 times Executive’s Base Salary (as opposed to 3 times).

2. Section 4(e)(iii) of the Letter is hereby amended to be 2.99 times Executive’s Annual Bonus Award (as opposed to 3 times).

Except as noted above, all other provisions of the Letter remain in effect with no changes.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has executed this Amendment as of the day and year first above written.

Corning Incorporated:

By:	/s/ John P. MacMahon
John P. MacMahon
VP, Global Compensation & Benefits

Executive:

/s/ Wendell P. Weeks

Letter of Understanding Between

Corning Incorporated and Wendell P. Weeks

Whereas, Wendell P. Weeks (“Executive”) and Corning Incorporated (“Corning” or the “Company”) are parties to a certain Employment Agreement (“Employment Agreement”) -originally entered into as of December 6, 2000 and as subsequently amended on February 28, 2001, May 15, 2001 and December 1, 2001;

Whereas, Executive and Corning now wish to terminate the Employment Agreement by making the Employment Agreement, as amended, null and void effective immediately;

Whereas, Executive and Corning now wish to enter into this Letter of Understanding (the “Letter”) as of April 23, 2002 to clarify certain general terms of Executive’s continued employment with the Company after the Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed between the Company and the Executive as follows:

1.	Continued At-Will Employment. Executive will be an at-will employee of the Company. Executive will be eligible to receive cash and equity compensation and employee benefits as determined by the Company, including its chief executive officer and the Compensation Committee of the Board of Directors.

2.	Supplemental Retirement Plan Adjustment. In the event of a Change in Control (as defined in the separate Change In Control agreement between Executive and the Company), termination of the Executive’s employment without Cause (defined below), (individually a “SERP Adjustment Event” and collectively, the “SERP Adjustment Events”, the Executive shall be credited with additional credit under the Company’s Executive Supplemental Retirement Plan (“SERP”) for an additional five (5) years (in the event of a Change in Control) or three (3) years (in other events) age and service credit (the “5 Year Extension” or the “3 Year Extension” respectively), and (y) the Executive shall be credited as having received annual compensation during each year of the 5 Year Extension or 3 Year Extension period, as applicable, equal to the greater of (i) the sum of the Base Salary and Annual Bonus paid to the Executive in the immediately preceding year or (ii) the sum of the Base Salary and Annual Bonus (calculated at 100% of target) that would have been paid to the Executive during the full year in which the SERP Adjustment Event occurred, for purposes of determining the Executive’s final average compensation under the SERP.

3.	Termination of Employment. The employment of the Executive may be terminated as follows:

(a)	Termination by the Company for Cause. Executive may be terminated for “Cause” by the Company as provided below. As used herein, the term “Cause” shall mean (i) conviction of the Executive for a felony; (ii) the commission by the Executive of fraud or theft against, or embezzlement from, the Company, in each case that is materially and demonstrably damaging to the financial condition of the Company; and (iii) gross abdication in the performance of his duties (other than as a result of a disability or personal family problems) that has resulted in substantial and material damage to the Company, after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes he has not substantially performed his duties and he has been provided with reasonable opportunity to cure any alleged gross abdication. For purposes of this section, no act or failure to act on Executive’s part shall be considered to be reason for termination for Cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the Company. Cause shall not exist unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than two thirds of the entire membership of the Board at a meeting of the Board held for the purpose (after ten (10) days’ prior written notice to the Executive of such meeting and the purpose thereof and an opportunity for him, together with his counsel, to be heard before the Board at such meeting), of finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth above in this Section 3(a) and specifying the particulars thereof in detail. As set forth more fully in Section 3(f) hereof, the “Date of Termination” (which shall be no earlier than 30 days after delivery of the written notice to the Executive) shall be the date specified in the “Notice of Termination;” provided, however, that in the case of a termination for Cause under clauses 3(a)(i) and 3(a)(ii) above, the Date of Termination shall be the date of delivery of the Notice of Termination. Anything herein to the contrary notwithstanding, if, following a termination of the Executive’s employment by the Company for Cause based upon the conviction of the Executive for a felony, such conviction is overturned in a final determination on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits the Executive would have received if his employment had been terminated by the Company without Cause.

(b)	Termination by the Company for Disability. At the sole discretion of the Board, the Executive may be terminated if the Executive is disabled as a result of his incapacity due to physical or mental illness and shall have been absent from his duties with the Company on a full-time basis for one hundred and eighty (180) consecutive days or one hundred and eighty (180) days in any twelve month period, and if within thirty (30) days after written Notice of Termination is given by the Company to the Executive, the Executive shall not have resumed the performance of his duties hereunder on a full-time basis. In this event, the Date of Termination shall be thirty (30) days after Notice of Termination is given by the Company (provided that the Executive shall not have returned to the full-time performance of his duties).

(c)	Death. The Executive’s employment shall terminate upon his death, and the date of his death shall be the Date of Termination for purposes of this Letter.

(d)	Other Terminations. If the Executive’s employment is terminated hereunder for any reason other than as set forth in Sections 3(a) through 3(c) hereof, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination shall be the Date of Termination.

(e)	Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Letter, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Letter relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated and a date of termination.

4.	Compensation upon Termination or During Disability

(a)	Disability Period. During any period of employment that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Executive shall continue to (i) receive his full Base Salary and Annual Bonus otherwise payable for that period of time allowable under the Company’s short-term disability plan, followed by (ii) those benefits for that period of time allowable under the Company’s long-term disability plans.

(b)	Death. If the Executive’s employment hereunder is terminated as a result of his death, then: (i) the Company shall pay the Executive’s estate or designated beneficiary, as soon as practicable after the Date of Termination, a lump sum payment equal to (1) any Base Salary installments due in the month of death and any reimbursable expenses accrued or owing the Executive hereunder as of the Date of Termination, (2) a pro rata portion of any Annual Bonus owed to the Executive for that portion of the Employment Term through to the Date of Termination and any earned and unpaid Annual Bonus relating to services performed by the Executive in the year preceding his death, and (3) all stock option grants awarded to Executive before April 25, 2002 shall immediately become fully vested as of the Date of Termination but continue to be subject to such exercise periods as shall be provided for under the terms of each grant. All other stock option or restricted stock grants awarded to Executive on or after April 25, 2002 shall be subject to all of the terms as shall be provided for under each grant.

(c)	Absence From Work. If the Executive’s employment hereunder is terminated as a result of disability as defined in Section 3(b), then (i) the Company shall pay the Executive, as soon as practicable after the Date of Termination (1) any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder as of the Date of Termination, (2) a pro rata portion of any bonus owed to the Executive for that portion of the year through to the Date of Termination and any earned and unpaid bonus relating to service performed by the Executive in the year preceding his Date of Termination for excessive absenteeism, (3) severance benefits as described in Sections 4(e)(ii) and 4(e)(iii), and (4) all stock option grants awarded to Executive before April 25, 2002 shall immediately become fully vested as of the Date of Termination but continue to be subject to such exercise periods as shall be provided for under the terms of each grant. All other stock option or restricted stock grants awarded to Executive on or after April 25, 2002 shall be subject to all of the terms as shall be provided for under each grant.

(d)	Termination for Cause or by the Executive. If the Executive’s employment hereunder is terminated by the Company for Cause or by the Executive, then (i) the Company shall pay the Executive, as soon as practicable after Date of Termination, any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder for services as of the Date of Termination; and (ii) the Executive shall immediately forfeit any then unvested stock option awards granted before April 25, 2002, and all outstanding awards granted after April 25, 2002. In the event of termination by the Company for Cause, the Executive shall have the right to exercise the vested unexercised portion of all outstanding stock option awards for such period following the Date of Termination as shall be provided for under the terms of each grant and the unexercised portion of any such award shall be forfeited.

(e)	All Other Terminations. Executive’s employment may be terminated without Cause (including as a result of a disability) by the Company’s Board of Director’s, provided that in such event:

(i)	Executive shall be entitled to receive all Base Salary, reimbursable expenses and Annual Bonus accrued and owing the Executive hereunder as of the Date of Termination, payable in a lump-sum (net of appropriate withholdings) within thirty (30) days of the Date of Termination.

(ii)	Executive shall be entitled to receive three (3) years Base Salary (at the Executive’s effective annual rate on the date of termination) to be paid in a lump-sum (net of appropriate withholdings) within thirty (30) days of the Date of Termination;

(iii)	Executive shall be entitled to receive three (3) times his Annual Bonus Award, calculated at 100% of target, as of the Date of Termination, to be paid in a lump sum (net of appropriate withholding), within thirty (30) days of the Date of Termination; provided that the bonus payment pursuant to this Section 4(e)(iii) shall not duplicate any bonus payments previously paid to the Executive;

(iv)	Executive and his eligible dependents shall be entitled to continue participation in the Company’s Benefit Plans at the same cost as other Company senior executives (to the extent allowable in accordance with the administrative provisions of those plans and applicable federal and state law) or receive the cash equivalent of such continued participation for a period of up to three (3) years or until Executive and his eligible dependents are eligible to be covered by a successor employer’s comparable benefit plans, whichever is sooner;

(v)	All stock options granted to Executive before April 25, 2002 subject to vesting restrictions shall immediately vest in full and be subject to an extended exercise period equal to the remaining option term;

(vi)	If during the two years following the Date of Termination, a new employer does not provide for the disposition of your principal residence in the Corning, New York area and you make a request of the Company, the Company will acquire your home at the higher of (A) its appraised value under the Company’s then effective relocation policy, or (B) the original purchase price, plus documented improvements, less allowances for depreciation in accordance with the Company’s then effective “protected value” relocation policy.

(vii)	Executive will not be required to sign a non-compete agreement to receive the compensation and benefits outlined in this Section 4. However, such compensation and benefits will be subject to the Company’s standard non-solicit terms with respect to Company employees and Executive shall continue to be required to protect (and not disclose) the Company’s confidential information.

5.	Arbitration. In the event of any difference of opinion or dispute between the Executive and the Company with respect to the construction or interpretation of this Letter or the alleged breach thereof, which cannot be settled amicably by agreement of the parties, then such dispute shall be submitted to and determined by arbitration by a single arbiter in the city of New York, New York in accordance with the rules then in effect of the Commercial Arbitration Panel of the American Arbitration Association (the “AAA”), and judgment upon the award rendered shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction. The costs of the arbitration shall be borne as determined by the arbitrator; provided, however, that if the Company’s position is not substantially upheld, as determined by the arbitrator, the expenses of the Executive (including, without limitation, fees and expenses payable to the AAA and the arbitrator, fees and expenses payable to witnesses, including expert witnesses, fees and expenses payable to attorneys and other professionals, expenses of the Executive in attending the hearing, costs in connection with obtaining and presenting evidence and costs of the transcription of the proceedings), as determined by the arbitrator, shall be reimbursed to him by the Company.

6.	Other Matters.

(a)	Entire Agreement. This Letter constitutes the entire agreement between the Company and the Executive relating to the subject matter hereof, and supersedes any previous agreements, commitments and understandings, written or oral, with respect to the matters provided herein and with respect to any post-termination activities of the Executive. As used in this Letter, terms such as “herein,” “hereof,” “hereto” and similar language shall be construed to refer to this entire instrument and not merely the paragraph or sentence in which they appear, unless so limited by express language.

(b)	Assignment. Except as set forth below, this Letter and the rights and obligations contained herein shall not be assignable or otherwise transferable by either party to this Letter without prior written consent of the other party to this Letter. Notwithstanding the foregoing, any amounts owing to the Executive upon his death shall inure to the benefit of his heirs, legatees, personal representatives, executor or administrator.

(c)	Amendment/Waiver. No provision of this Letter may be amended, waived, modified, extended or discharged unless such amendment, waiver, extension or discharge is agreed to in writing signed by both the Company and the Executive.

(d)	Applicable Law. This Letter and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with the laws of the State of New York (applicable to contracts to be performed wholly within such State).

(e)	Severability. If any provision or any part of any provision of this Letter shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability and shall not affect in any way the validity or enforceability of the remaining provisions of this Letter, or the remaining parts of such provision.

(f)	Successor of Interests. In the event the Company merges or consolidates with or into any other corporation or corporations, or sells or otherwise transfers substantially all of its assets to another corporation, the provisions of this Letter shall be binding upon and inure to the benefit of the corporation surviving or resulting from the merger or consolidation or to which the assets are sold or transferred and, prior to the consummation of any such event, the Company shall obtain the express written assumption of this Letter by the other corporation (other than in the case of a merger after which the Company is the surviving entity). All references herein to the Company refer with equal force and effect to any corporate or other successor of the corporation that acquires directly or indirectly by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company.

(g)	No Mitigation. The Executive shall not be required to mitigate amounts payable hereunder by seeking other employment or otherwise.

7.	Authority. The execution, delivery and performance of this Letter has been duly authorized by the Company and this Letter represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

IN WITNESS WHEREOF, the Company has caused this Letter to be executed on its own behalf and has caused its corporate seal to be affixed, and the Executive has executed this Letter on his own behalf intending to be legally bound, as of the date first written above.

CORNING INCORPORATED

By:	/s/ John P. MacMahon
John P. MacMahon
VP, Global Compensation & Benefits

EXECUTIVE

/s/ Wendell P. Weeks

CORNING INCORPORATED

AMENDMENT NO. 2 TO LETTER OF UNDERSTANDING

Whereas Corning Incorporated (the “Company”) and Wendell P. Weeks (the “Executive”) entered into that certain Letter of Understanding dated as of April 23, 2002, and amended on February 1, 2004 (the “Letter”); and

Whereas the Company and the Executive want to further amend the Letter to take into account federal tax law changes under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder.

Now Therefore, the Company and Executive hereby agree to the following amendments, which shall be effective as of January 1, 2005:

1.	Section 2 of the Letter is amended by adding the following sentences to the end of such Section:

Notwithstanding the foregoing, the maximum number of years of service credit the Executive shall be credited with for purposes of calculating his benefit under the SERP shall not exceed the service credit limits under the SERP. Accordingly, the 5 Year Extension and/or 3 Year Extension shall not apply to the extent that such extensions result in the Executive being credited with more than twenty-five years of service.

2.	Section 4(e)(iv) of the Letter is amended by deleting the words “or receive the cash equivalent of such continued participation”, replacing “sooner;” with “sooner.”, and adding the following sentences to the end of such Section:

The provision of benefits under the Company’s Benefits Plans, which are defined to mean the Company’s group medical and dental plans, shall comply with the requirements of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance issued thereunder (“Section 409A”). Generally, Section 409A requires (i) that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense is made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

3.	Section 4(e)(vi) of the Letter is amended by adding the following sentence to the end of such Section:

The Company shall acquire the Executive’s home and pay the Executive the amount described in the preceding sentence during the 45 day period preceding the date that is the second anniversary of the Executive’s Date of Termination.

4.	Section 5 of the Letter is further amended by adding the following sentence to the end of such Section:

To the extent there is an arbitration during the lifetime of the Executive, for the Executive to obtain reimbursement of the expenses described in the preceding sentence, the Executive must itemize and submit such expenses to the Company for reimbursement within thirty (30) days after the date of the arbitrator’s final decision, and the Company shall reimburse the Executive for such expenses within fifteen (15) days after receiving the itemized list of expenses. The right to reimbursement of the expenses described above, is not subject to liquidation or exchange for another benefit.

5.	A new Section 8 is added to the Letter, as follows:

8.	Section 409A. Notwithstanding anything to the contrary contained herein, in the event that the Executive is a “specified employee” within the meaning of Section 409A and the Company determines that payments or benefits under this Letter would otherwise violate Section 409A unless such payments or benefits are delayed for six months, such payments or benefits shall not commence until six months after the Date of Termination (or, if earlier, the Executive’s date of death). To the extent that payments under this Letter are subject to Section 409A, this Letter shall be governed by and subject to the requirements of Section 409A and shall be interpreted and administered in accordance with that intent. If any provision of this Letter would otherwise conflict with or frustrate this intent, that provision will be interpreted so as to avoid the conflict.

IN WITNESS WHEREOF, the parties have executed this Amendment on February 13, 2008.

CORNING INCORPORATED

/s/ John P. MacMahon
By:	John P. MacMahon
Senior Vice President
Global Compensation and Benefits

/s/ Wendell P. Weeks
Wendell P. Weeks